Exhibit 23.6

Consent of Director Nominee

USMD Holdings, Inc. (the “Company”) is filing a Registration Statement on Form S-4 (Registration No. 333-171386) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), in connection with the registration of up to 10,225,000 shares of its common stock. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of the Company in the Registration Statement, as may be amended from time to time. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

/s/ Steven Brock, M.D.
Name: Steven Brock, M.D.
Dated: February 10, 2012